Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MIDWEST BANC HOLDINGS, INC.
     Midwest Banc Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of Midwest Banc Holdings, Inc., by the vote of a majority of its members at a meeting duly held and constituted, duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said corporation declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
     RESOLVED, that the first paragraph of Section 4 of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:
“4. The total number of shares of stock which the corporation shall have authority to issue is sixty-five million (65,000,000), divided into two classes as follows: one million (1,000,000) of which shall be preferred stock, $0.01 par value (“Preferred Stock”), and sixty-four million (64,000,000) of which shall be common stock, $0.01 par value (“Common Stock”).”
     SECOND: That such amendment has been duly adopted in accordance with provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of all outstanding stock entitled to vote at a meeting of stockholders.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been signed by the President and attested by the Secretary of Midwest Banc Holdings, Inc., as of the 8th day of August, 2006.

MIDWEST BANC HOLDINGS, INC.
By:	/s/ Daniel R. Kadolph
Daniel R. Kadolph,
Executive Vice President and Chief Financial Officer